Exhibit (a)(5)(ii)

Cedar Realty Trust Announces Upcoming Expiration of Tender Offer

VIRGINIA BEACH, VA / ACCESS Newswire / January 27, 2025 / As previously disclosed, the tender offer of Cedar Realty Trust, Inc. (NYSE: CDRpB)(NYSE:CDRpC) (the “Company”) to repurchase up to an aggregate amount paid of $12.50 million of shares of its outstanding 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Shares”) is intended to expire at 5:00 P.M., New York City Time on January 28, 2025.

For all questions relating to the tender offer, please call the information agent, Georgeson LLC, toll-free at (866) 735-3807; banks and brokers may call the depositary, Computershare Inc., at (800) 736-3001.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only and is not a recommendation to buy or sell the Company’s Series C Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell the Company’s Series C Shares or any other securities. The Company has filed a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the SEC. The Offer is only being made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offer. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company has filed with the SEC at the SEC’s website at www.sec.gov or from the information agent for the tender offer.

About Cedar Realty Trust

Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust (“REIT”)) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. Cedar’s portfolio comprises 16 properties, with approximately 2.4 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.whlr.us.

Contact Information:

Cedar Realty Trust, Inc.
(757) 627-9088

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.